Exhibit 4.20

LETTER OF AMENDMENT No. 2 of February 21, 2010

To an Irrevocable Letter of Undertaking of December 22, 2004

Signed between:	BluePhoenix Solutions Ltd. Identification No. 520043068 (“the Company”)

And:	Hapoalim Bank Ltd. (“the Bank”)

Whereas
The Company signed an Irrevocable Letter of Undertaking vis-à-vis the Bank on December 22, 2004, which was amended by virtue of a Letter of Amendment on July 15, 2007 (the Letter of Undertaking and the amendment thereof shall be known hereinafter, jointly and severally, as: “the Letter of Undertaking”);

And whereas	The parties wish to amend the Letter of Undertaking as specified hereinbelow;

  Accordingly, the parties have agreed as follows:

1.	The preamble to this Letter of Amendment shall constitute an integral part thereof.

2.           Section 4 shall be deleted and be replaced by the following:

“4.
The rate of our EBITDA plus the total expenses of one-time deductions, during the 12 months preceding the date of inspection in respect of options to employees, as such expenses are expressed in our capital flow shall be no less than US$5,000,000 (five million US dollars) at any time.

The EBITDA means the operating profit during the period of 12 months preceding the date of the pertinent inspection, plus depreciation and deductions while neutralizing one-time expenses which do not reflect the ordinary course of business of the Company.

3.           Following section 6, section 6A, the following shall be added:

“6A
We are aware that the financial relations are based on accounting standardization and current rules of accounting to be applied to our recent financial statements. The application to our financial statements of accounting standards and/or rules that vary from those whereon the recent financial statements were prepared, including the International Financial Reporting Standards (IFRS), accounting standards in Israel and/or the United States (hereinafter: “the New Standards”), is likely to lead to alterations that have implications with respect to the financial relations. At any time that it appears to the Bank that the alterations which have been caused and/or about to be caused to our financial statements as a result of the application of the New Standards require such, the Bank, following consultation with us but without requiring our consent, may inform us as to the alterations required by the Bank in the financial relations in order to adjust the latter to the above-mentioned alterations with the intent to adjust such to the original financial purpose in accordance with which the financial relations were determined (hereinafter: “the Amended Financial Relations”). If the Bank notifies us with regard to the Amended Financial Relations, these shall obligate us commencing on the date of delivery of the notice of the Bank.”

4.	This Letter of Amendment constitutes an integral part of the Letter of Undertaking, all the remaining provisions whereof continue to apply and remain in full effect without any change.

In Witness whereof the parties have set their signatures hereto:

[Signature] [Signature] ___________________________ Hapoalim Bank Ltd. [Stamp: Hapoalim Bank Main Administration	[Signature] [Signature] ___________________________ BluePhoenix Solutions Ltd.

By way of: ____[Signature]_____ Position: ____[Illegible]_______	By way of: Arik Kilman Position: ______________________

By way of: ____[Signature]_____ Position: ____[Illegible]_______	By way of: Varda Sagiv Position: ______________________

Attorney’s Confirmation
I, the undersigned, Yael Peretz, Attorney, who serves as the legal advisor of BluePhoenix Ltd. (hereinafter: “the Company”) do hereby confirm that the Company duly passed a resolution in accordance with the documents of incorporation thereof to sign this Letter of Amendment above, and the signatures of Mr. Arik Kilman and Ms. Varda Sagiv on this Letter of Amendment above bind the Company as regards the matters stated herein in this Letter of Amendment.

Date: February 14, 2010	Stamp and Signature: ______[Signature]____________ [Yael Peretz, Advocate stamp]